EXHIBIT 10.3

JOINT OPERATING AGREEMENT

CAMAR RESOURCES CANADA, INC.

AND

INDO-PACIFIC RESOURCES (JAVA) LTD.

OPERATING AGREEMENT COVERING:

BAWEAN PRODUCTION SHARING CONTRACT

NOVEMBER 2004

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 EFFECTIVE DATE AND TERM	5
ARTICLE 3 SCOPE	5
3.1 Scope	5
3.2 Participating Interest	6
3.3 Ownership, Obligations and Liabilities	6
ARTICLE 4 OPERATOR	6
4.1 Designation of Operator	6
4.2 Rights and Duties of Operator	6
4.3 Operator Personnel	8
4.4 Information Supplied by Operator	8
4.5 Settlement of Claims and Lawsuits	9
4.6 Limitation on Liability of Operator	9
4.7 Insurance Obtained by Operator	10
4.8 Commingling of Funds	11
4.9 Resignation of Operator	11
4.10 Removal of Operator	12
4.11 Appointment of Successor	12
4.12 Health, Safety and Environment (HSE)	13
ARTICLE 5 OPERATING COMMITTEE	13
5.1 Establishment of Operating Committee	13
5.2 Powers and Duties of Operating Committee	14
5.3 Authority to Vote	14
5.4 Subcommittees	14
5.5 Notice of Meeting	14
5.6 Contents of Meeting Notice	14
5.7 Location of Meetings	15
5.8 Operator’s Duties for Meetings	15
5.9 Voting Procedure	15
5.10 Record of Votes	15
5.11 Minutes	15
5.12 Voting by Notice	15
5.13 Effect of Vote	16
ARTICLE 6 WORK PROGRAMS AND BUDGETS	17
6.1 Exploration and Appraisal	17
6.2 Development	18
6.3 Production	19
6.4 Itemization of Expenditures	19
6.5 Multi-Year Work Program and Budget	19
6.6 Contract Awards	19
6.7 Authorization for Expenditure (AFE) Procedure	20
6.8 Overexpenditures of Work Programs and Budgets	20
ARTICLE 7 OPERATIONS BY LESS THAN ALL PARTIES	21
7.1 Limitation on Applicability	21
7.2 Procedure to Propose Exclusive Operations	21
7.3 Responsibility for Exclusive Operations	22
7.4 Consequences of Exclusive Operations	22
7.5 Premium to Participate in Exclusive Operations	24
7.6 Order of Preference of Operations	25
7.7 Stand-By Costs	26
7.8 Special Considerations Regarding Deepening and Sidetracking	26
7.9 Use of Property	26

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7.10 Lost Production	26
7.11 deleted	27
7.12 Conduct of Exclusive Operations	27
ARTICLE 8 DEFAULT	28
8.1 Default and Notice	28
8.2 Operating Committee Meetings and Data	28
8.3 Allocation of Defaulted Accounts	29
8.4 Remedies	30
8.5 Survival	32
8.6 No Right of Set Off	32
ARTICLE 9 DISPOSITION OF PRODUCTION	32
9.1 Right and Obligation to Take in Kind	32
9.2 Disposition of Crude Oil	32
9.3 Disposition of Natural Gas	32
ARTICLE 10 ABANDONMENT	32
10.1 Abandonment of Wells Drilled as Joint Operations	32
10.2 Abandonment of Exclusive Operations	33
10.3 Abandonment Security	33
ARTICLE 11 SURRENDER, EXTENSIONS AND RENEWALS	34
11.1 Surrender	34
11.2 Extension of the Term	34
ARTICLE 12 TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL	34
12.1 Obligations	34
12.2 Transfer	35
12.3 Change in Control	37
ARTICLE 13 WITHDRAWAL FROM AGREEMENT	39
13.1 Right of Withdrawal	39
13.2 Partial or Complete Withdrawal	39
13.3 Rights of a Withdrawing Party	39
13.4 Obligations and Liabilities of a Withdrawing Party	39
13.5 Emergency	40
13.6 Assignment	40
13.7 Approvals	41
13.8 Security	41
13.9 Withdrawal or Abandonment by all Parties	41
ARTICLE 14 RELATIONSHIP OF PARTIES AND TAX	41
14.1 Relationship of Parties	41
14.2 Tax	41
ARTICLE 15 VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY	42
15.1 Venture Information	42
15.2 Confidentiality	42
15.3 Intellectual Property	43
15.4 Continuing Obligations	43
15.5 Trades	43
ARTICLE 16 FORCE MAJEURE	44
16.1 Obligations	44
16.2 Definition of Force Majeure	44
ARTICLE 17 NOTICES	44
ARTICLE 18 APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY	44
18.1 Applicable Law	45
18.2 Dispute Resolution	45
18.4 Waiver of Sovereign Immunity	47
ARTICLE 19 ALLOCATION OF COST & PROFIT HYDROCARBONS	47
19.1 Allocation of Total Production	47
19.2 Allocations of Hydrocarbons to Parties	47
19.3 Use of Estimates	48
19.4 Principles	48

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ARTICLE 20 GENERAL PROVISIONS	48
20.1 Conduct of the Parties	48
20.2 Conflicts of Interest	49
20.3 Public Announcements	49
20.4 Successors and Assigns	49
20.5 Waiver	49
20.6 No Third Party Beneficiaries	49
20.7 Joint Preparation	50
20.8 Severance of Invalid Provisions	50
20.9 Modifications	50
20.10 Interpretation	50
20.11 Counterpart Execution	50
20.12 Entirety	51

Exhibit A - Accounting Procedure
Exhibit B -Employees
Exhibit C - Decisions Requiring Special Majorities

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OPERATING AGREEMENT

THIS AGREEMENT is made on November 26, 2004 between Camar Resources Canada Inc., a company existing under the laws of Alberta, Canada (hereinafter referred to as "CRC") and Indo-Pacific Resources (Java) Ltd., a company existing under the laws of Barbados (hereinafter referred to as "Indo-Pacific"). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, the Parties hold the sole rights and obligations granted to the Contractor (as that term is utilised in the Contract) set out in a Production Sharing Contract dated Febrary 12th, 1981 covering certain areas located in the Bawean Block, Camar field, Java (the "Contract"); and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Contract, which shall come into effect on the date (the "Effective Date") upon which the transaction contemplated by the Asset Purchase and Sale Agreement dated November 26, 2004 between the Parties becomes effective;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1	Accounting Procedure means the rules, provisions and conditions contained in Exhibit A.

1.2	AFE means an authorization for expenditure pursuant to Article 6.7.

1.3	Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.4
Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus two (2) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5	Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6
Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

1.7	Business Day means a Day on which the banks in Jakarta, Indonesia and Vancouver, Canada are customarily open for business.

1.8
Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.9	Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10	Commercial Discovery means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.11
Completion means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. "Complete" and other derivatives shall be construed accordingly.

1.12	Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.13
Consequential Loss means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.14	Contract means the instrument identified in the recitals to this Agreement and any extension, renewal or amendment thereto.

1.15	Contract Area shall have the same meaning as that set out in the Contract.

1.16
Control means the ownership directly or indirectly of fifty (50) percent or more of the voting rights in a legal entity. "Controls", "Controlled by" and other derivatives shall be construed accordingly.

1.17
Cost Hydrocarbons means that portion of the total production of Hydrocarbons which is allocated to the Parties under the Contract and this Agreement for the recovery of the costs and expenses incurred by the Parties and allowed to be recovered pursuant to the Contract.

1.18	Crude Oil means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are subject to and covered by the Contract.

1.19	Day means a calendar day unless otherwise specifically provided.

1.20
Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper. "Deepen" and other derivatives shall be construed accordingly.

1.21	Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area.

1.22	Development Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.22A
Dilution and Carried Interest Agreement means the agreement whereby CRC may reduce and acquire Indo-Pacific's Participating Interest in certain cases, and if such reduction results in Indo-Pacific's interest being reduced to 5%, requires CRC to fund certain of the financial obligations of Indo-Pacific under this Agreement, required to be entered into between the Parties concurrently with this Agreement.

1.23	Discovery means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

1.24
Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.25
Entitlement means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the Contract, as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposition agreements entered into pursuant to Article 9.

1.26
Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.27	Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.28	Exclusive Well means a well drilled pursuant to an Exclusive Operation.

1.29
Exploitation Area means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.30	Exploitation Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.31	Exploration Period means any and all periods of exploration set out in the Contract.

1.32
Exploration Well means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

1.33	G & G Data means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.34	Government means the government of the Republic of Indonesia and any political subdivision, agency or instrumentality thereof, including the Government Oil & Gas Company.

1.35	Government Oil & Gas Company means Perusahaan Pertambangan Minhak Dan Gas Bumi Negara (Pertamina) or Badan Pelaksana Kegiatan Usaha Hulu Minyak Dan Gas Bumi (BPMigas), as the case may be.

1.36
Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.37	Hydrocarbons means all substances which are subject to and covered by the Contract, including Crude Oil and Natural Gas.

1.38	Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.39	Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.40
Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations, but subject always to the ownership rights of the Government Oil & Gas Company under the Contract.

1.41	Laws / Regulations means those laws, statutes, rules and regulations governing activities under the Contract.

1.42	Minimum Work Obligations means those work and/or expenditure obligations specified in the Contract that must be performed in order to satisfy the obligations of the Contract.

1.43	Natural Gas means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the Contract, but excluding Crude Oil.

1.44	Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

1.45	Non-Operator means each Party to this Agreement other than Operator.

1.46	Operating Committee means the committee constituted in accordance with Article 5.

1.47	Operator means a Party to this Agreement designated as such in accordance with Articles 4 or 7.12(F).

1.48
Participating Interest means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties’ interest in the Contract and this Agreement.

1.49	Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. "Plug Back" and other derivatives shall be construed accordingly.

1.50	Profit Hydrocarbons means that portion of the total production of Hydrocarbons, in excess of Cost Hydrocarbons, which is allocated to the Parties under the terms of the Contract.

1.51
Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. "Recomplete" and other derivatives shall be construed accordingly.

1.52
Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. "Rework" and other derivatives shall be construed accordingly.

1.53
Security means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.54
Senior Supervisory Personnel means, with respect to a Party, any individual who functions as its designated manager or supervisor who is responsible for or in charge of onsite drilling, construction or production and related operations, or any other field operations and any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior thereto, or any officer or director of such Party or one of its Affiliates.

1.55
Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. "Sidetrack" and other derivatives shall be construed accordingly.

1.56	Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. "Test" and other derivatives shall be construed accordingly.

1.57	Urgent Operational Matters has the meaning ascribed to it in Article 5.12(A)(1).

1.58	Work Program and Budget means a work program for Joint Operations and budget therefor as described and approved in accordance with Article 6.

1.59	Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2
EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made. Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations under the Contract have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 20.1 (A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved. Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3
SCOPE

3.1 Scope

(A)
The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including the joint exploration, appraisal, development, production and disposition of Hydrocarbons from the Contract Area. This Agreement expresses the entire agreement between the parties, except as set forth in the Dilution and Carried Interest Agreement.

(B)
For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)	construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under Article 9) of the Parties’ Entitlements;

(2)	transportation of the Parties’ Entitlements downstream from the delivery point (as determined under Article 9);

(3)	marketing and sales of Hydrocarbons, except as expressly provided in Article 7.12(E), Article 8.4 and Article 9);

(4)
acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5)	exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2	Participating Interest

(A)	The Participating Interests of the Parties as of the Effective Date are:

Camar Resources Canada Inc.   70%
Indo-Pacific Resources (Java) Limited  30%

(B)
If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract (whether pursuant to the Dilution and Carried Interest Agreement or otherwise), the Participating Interests of the Parties shall be revised accordingly.

3.3	Ownership, Obligations and Liabilities

(A)
Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(B)
Subject to to the terms and conditions of the Dilution and Carried Interest Agreement and except as otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C)
Subject to the terms and conditions of the Dilution and Carried Interest Agreement, each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

ARTICLE 4
OPERATOR

4.1	Designation of Operator

CRC is designated as Operator and agrees to act as such in accordance with this Agreement.

4.2	Rights and Duties of Operator

(A)
Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations.

(B)	In the conduct of Joint Operations Operator shall:

(1)	perform Joint Operations in accordance with the provisions of the Contract, the Laws / Regulations, this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2)
conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)
exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)
subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5)
perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(6)	acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(7)
upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8)
undertake to maintain the Contract in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances. Operator shall timely pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavors to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9)
pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and the Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10)	carry out the obligations of Operator pursuant to the Contract, including preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

(11)
have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations. Operator shall notify the other Parties as soon as possible of such meetings. Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(12)	in accordance with Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(13)
in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(14)	establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(15)	include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)	establish that such contractors can only enforce their contracts against Operator;

(b)
permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)	require such contractors to take insurance required by Article 4.7(H).

4.3	Operator Personnel

(A)
Operator shall engage or retain only such employees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations. Subject to the Contract and this Agreement, Operator shall determine the number of employees, contractors, consultants and agents, the selection of such persons, their hours of work, and the compensation to be paid to all such persons in connection with Joint Operations.

(B)	Notwithstanding (A), Operator shall engage and retain those members of Indo-Pacific’s platform crews and Surabaya Operations office set out in Exhibit B hereto.

4.4	Information Supplied by Operator

(A)	Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1)	copies of all logs or surveys, including in digitally recorded format if such exists;

(2)	daily drilling reports and well by well production reports;

(3)	copies of all Tests and core data and analysis reports;

(4)	final well recap report;

(5)	copies of plugging reports;

(6)	copies of final geological and geophysical maps, seismic sections and shot point location maps;

(7)	engineering studies, development schedules and quarterly progress reports on development projects;

(8)	field and well performance reports, including reservoir studies and reserve estimates;

(9)
as requested by a Non-Operator, (i) copies of all material reports relating to Joint Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(10)	gas balancing reports under agreements provided for in Article 9.3;

(11)
such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel. Only Non-Operators who pay such costs will receive such additional information; and

(12)	reports, data and documents relating to the lifting and sale of Hydrocarbons under Article 9.2; and

(13)	other reports as directed by the Operating Committee.

(B)
Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request. Any Non-Operator may make copies of such other data at its sole expense.

4.5	Settlement of Claims and Lawsuits

(A)
Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of twenty-five thousand U.S. dollars exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)
Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)
Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6	Limitation on Liability of Operator

(A)
Except as set out in Article 4.6(C), neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)
Except as set out in Article 4.6(C), the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the "Indemnitees"), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(C)
Notwithstanding Articles 4.6(A) or 4.6(B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share, Operator shall bear all such damages, losses, costs, expenses and liabilities. Notwithstanding the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Participating Interest) or any other Indemnitee bear any Consequential Loss or Environmental Loss.

(D)
Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations, nor shall it relieve the Operator for any liability it may have to Non-Operators for breach of its obligations to the Non-Operators pursuant to the terms of this Agreement.

4.7	Insurance Obtained by Operator

(A)	Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Contract or the Laws / Regulations.

(B)
Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require. In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C)
Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under Articles 4.7(A) and 4.7(B), through such Party's Affiliate insurance company or, if such direct insurance is not so permitted, through reinsurance policies to such Party's Affiliate insurance company; provided that the security and creditworthiness of such insurance arrangements are satisfactory to Operator, and that such arrangements will not result in any part of the premiums for such insurance not being recoverable under the Contract, or being significantly higher than the market rate.

(D)	Subject to the Contract and the Laws / Regulations, any Party may elect not to participate in the insurance to be procured under Article 4.7(B) provided such Party:

(1)	gives prompt written notice to that effect to Operator;

(2)	does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties;

(3)
obtains insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which a current certificate of adequate coverage, provided at least once a year, shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance to be procured under Article 4.7(A) and/or Article 4.7(B), as applicable, and which the Operating Committee determines to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call (except, in accordance with Article 4.7(F), as regards the costs of the insurance policy in which such Party has elected not to participate) including any cash call with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement, the Contract and the Laws / Regulations. If such Party obtains other insurance, such insurance shall (a) contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only with respect to their interests under this Agreement; (b) provide that thirty (30) days written notice be given to Operator prior to any material change in, or cancellation of, such insurance policy; (c) be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and (d) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4)	is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.

(E)	deleted

(F)
The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests. Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

(G)	Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)
use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or the Laws / Regulations;

(2)	promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)
arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4)
use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)	duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(H)	Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1)	obtain and maintain any and all insurance in the types and amounts required by the Contract, the Laws / Regulations or any decision of the Operating Committee;

(2)	name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)	provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8	Commingling of Funds

Operator may not commingle its own funds the monies which it or its Affiliate receives from or for the Joint Account pursuant to this Agreement.

4.9	Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10	Removal of Operator

(A)	Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)	Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)	an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3)	a receiver is appointed for a substantial part of Operator’s assets; or

(4)	Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)
Subject to Article 4.11 and the Dilution and Carried Interest Agreement, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. However, if Operator disputes such alleged commission of or failure to cure a material breach and dispute resolution proceedings are initiated pursuant to Article 18.2 in relation to such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

(C)	deleted

(D)	deleted

4.11	Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)	The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9. No Party may be appointed successor Operator against its will.

(B)	If Operator is removed, other than in the case of Article 4.10(D), neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.

(C)	The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(D)
The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E)	The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(F)
Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12	Health, Safety and Environment ("HSE")

(A)
With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)	establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(2)	design and operate Joint Property consistent with the HSE plan; and

(3)	conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)	The Operating Committee shall from time to time review details of Operator’s HSE plan and Operator’s implementation thereof.

(C)
In the conduct of Joint Operations, Operator shall establish and implement a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations. Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

(D)	Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)
Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1)	possession, use, distribution or sale of firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)	possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3)	possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

(F)
Without prejudice to a Party’s rights under Article 4.2(B)(7), with reasonable advance notice, Operator shall permit each Non-Operator to have at all reasonable times during normal business hours (and at its own risk and expense) the right to conduct its own HSE audit.

ARTICLE 5
OPERATING COMMITTEE

5.1	Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2	Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3	Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4	Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each subcommittee.

5.5	Notice of Meeting

(A)	Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B)
Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(C)	The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6	Contents of Meeting Notice

(A)	Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)	the date, time and location of the meeting;

(2)	an agenda of the matters and proposals to be considered and/or voted upon; and

(3)	copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)	A Party, by notice to the other Parties given not less than five (5) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)	On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7	Location of Meetings

All meetings of the Operating Committee shall be held in Jakarta or elsewhere as the Operating Committee may decide.

5.8	Operator’s Duties for Meetings

(A)	With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include:

(1)	timely preparation and distribution of the agenda;

(2)	organization and conduct of the meeting; and

(3)	preparation of a written record or minutes of each meeting.

(B)	Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9	Voting Procedure

Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided pursuant to the voting requirements set out in Exhibit C hereto.

5.10	Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

5.11	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12	Voting by Notice

(A)
In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination. Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)
twenty-four (24) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as "Urgent Operational Matters"); and

(2)	five (5) Days in the case of all other proposals.

(B)
Except in the case of Article 5.12(A)(1), any Party may, by notice delivered to all Parties within the period set out in Article 5.12(A)(2), request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)	Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)	If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13	Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

(A)
If pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)
For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given to the Parties pursuant to Article 5.13(D), as applicable.

(2)
For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(3)	For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(B)
If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal. If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any non-consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Parties which were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest. If the Operating Committee approves again the contemplated operation, any Party which voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the Operating Committee’s second approval of such contemplated operation.

(C)
If the Consenting Parties to an Exclusive Operation under Article 5.13(A) concur, then the Operating Committee may, at any time, pursuant to this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D)
Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued if:

(1)	an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2)
other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.12(A)(1) after receipt of Operator’s notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6
WORK PROGRAMS AND BUDGETS

6.1	Exploration and Appraisal

(A)
Within sixty (60) Days after the Effective Date, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)
On or before the last Day of October of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget. Once the Operating Committee has agreed on a Work Program and Budget, the Operator will deliver the agreed revision both to the Parties and to the Government Oil and Gas Company in accordance with the Contract.

(C)
If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal. If the Operating Committee determines that the Discovery merits appraisal, Operator within thirty (30) Days shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government. In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(D)
The Work Program and Budget agreed pursuant to this Article shall include at least that part of the Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract. If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals. Any portion of a Work Program and Budget adopted pursuant to this Article 6.1(D) instead of Article 5.9 shall contain only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(E)
Any approved Work Program and Budget may be revised by the Operating Committee from time to time. To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly. Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the Contract.

(F)	Subject to Article 6.8, approval of any such Work Program and Budget which includes:

(1)
an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing an Exploration Well.

(2)
an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

(G)
Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2	Development

(A)
If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget (or a multi-year Work Program and Budget pursuant to Article 6.5) and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)	details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2)	an estimated date for the commencement of production;

(3)	a delineation of the proposed Exploitation Area; and

(4)	any other information requested by the Operating Committee.

(B)
After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development of a Discovery, as submitted by Operator. If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government. In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)
If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the last Day of October of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year. Subject to Article 6.5, within thirty (30) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3	Production

On or before the last Day of October of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget, failing which the provisions of Article 6.1(D) shall be applied mutatis mutandis.

6.4	Itemization of Expenditures

(A)
During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)
Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)	identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)	include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)	comply with the requirements of the Contract;

(4) contain an estimate of funds to be expended by Calendar Quarter; and

(5)	during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

(C)
The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5	Multi-Year Work Program and Budget

Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget. If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

6.6	Contract Awards

Subject to the Contract, Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding 500,000 US dollars, Operator shall obtain the approval of the Operating Committee, unless the contract with the Affiliate is either awarded through a tender or is on terms equivalent to those offered by an arm's length third party.

6.7	Authorization for Expenditure ("AFE") Procedure

(A)	Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be:

(1)	in excess of 250,000 U.S. dollars in an exploration or appraisal Work Program and Budget;

(2)	in excess of 200,000 U.S. dollars in a development Work Program and Budget; and

(3)	in excess of 200,000 U.S. dollars in a production Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Article 6.7(C). Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(B)
Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee. If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement. If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 7. When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(C)	Each AFE proposed by Operator shall:

(1)	identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(2)	describe the work in detail;

(3)	contain Operator’s best estimate of the total funds required to carry out such work;

(4)	outline the proposed work schedule;

(5)	provide a timetable of expenditures, if known; and

(6)	be accompanied by such other supporting information as is necessary for an informed decision.

6.8 Overexpenditures of Work Programs and Budgets

(A)
For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

(B)
At such time Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee a supplemental AFE for the estimated expenditures for the Operating Committee’s approval, and Operator shall provide reasonable details of such overexpenditures. The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget. Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C)
The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for Urgent Operational Matters and measures set out in Article 13.5 without the Operating Committee’s approval.

ARTICLE 7
OPERATIONS BY LESS THAN ALL PARTIES

7.1	Limitation on Applicability

(A)
No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7. No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.10) which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

(B)
Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7.

(C)
No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10.

(D)
Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Article 7.

7.2	Procedure to Propose Exclusive Operations

(A)
Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C). Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)	Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)
For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)
For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3)
For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C)	Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)
If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)	If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1)
The Party proposing the Exclusive Operation, together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in Article 7.2(B), to instruct Operator (subject to Article 7.12(F)) to conduct the Exclusive Operation.

(2)
If the Exclusive Operation is conducted, the Consenting Parties shall bear a Participating Interest in such Exclusive Operation, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A), or as the Consenting Parties may otherwise agree.

(3)
If such Exclusive Operation has not been commenced within sixty (60) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the instruction given to Operator under Article 7.2(E)(1), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3	Responsibility for Exclusive Operations

(A)
The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)
Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4	Consequences of Exclusive Operations

(A)
With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data. If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

(B)
Subject to Article 7.4(C), each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)
all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)	all of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a)	from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b)	from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C)	A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)
If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal program. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, and to pay such amounts as set out in Articles 7.5(A) and 7.5(B).

(2)
If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract. For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

(3)
If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

(D)
If a Non-Consenting Party does not properly and in a timely manner exercise its option under Article 7.4(C), including paying all amounts due in accordance with Articles 7.5(A) and 7.5(B), such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E)
A Non-Consenting Party exercising its option under Article 7.4(C) shall notify the other Parties that it agrees to bear its share of the liability and expense of such further operation and to reimburse the amounts set out in Articles 7.5(A) and 7.5(B) that such Non-Consenting Party had not previously paid. Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid pursuant to Articles 7.5(A) and 7.5(B) incident to such Exclusive Operations. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A). The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

(F)
If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Contract). Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1)	if the Contract so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area, or

(2)	if the Contract does not so allow, be deemed to have:

(a)	elected not to apply for an Exploitation Area covering such development;

(b)	forfeited all economic interest in such Exploitation Area; and

(c)	assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5	Premium to Participate in Exclusive Operations

(A)
Each such Non-Consenting Party shall immediately upon the exercise of its option under Article 7.4(C), begin to bear one hundred percent (100%) of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until such Non-Consenting Party has reimbursed the original Consenting Parties (in proportion to their respective Participating Interest in the Exclusive Operations in which such Non-Consenting Party is reinstating its rights) an amount equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B) and that were not previously paid by such Non-Consenting Party.

(B)
In addition to the payment required under Article 7.5(A), immediately following the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall be liable to reimburse the Consenting Parties who took the risk of such Exclusive Operations (in proportion to their respective Participating Interests) an amount equal to the total of:

(1)
six hundred percent (600%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)
six hundred percent (600%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3)
five hundred percent (500%) of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(C)
Each such Non-Consenting Party who is liable for the amounts set out in Article 7.5(B) shall bear one hundred percent (100%) of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until each Non-Consenting Party has reimbursed the full amount due from it under Article 7.5(B). Unless otherwise agreed, any balance remaining unreimbursed at the end of, or upon a Party’s withdrawal from, the subject Exploration Period will be reimbursed by cash payment in the currency designated by the Consenting Parties who took the risk of such Exclusive Operations. The due date for any such payment shall be fifteen (15) Days after notice from Operator of the balance remaining unreimbursed. Unpaid amounts shall accrue interest at the Agreed Interest Rate from the due date until timely paid in full. With respect to Parties who are participants in an on-going Exploitation Period, any balance remaining unreimbursed after twenty-four (24) months from the date of the notice under Article 7.4(C) shall be settled through allocation from the Non-Consenting Parties to the Consenting Parties of an additional share of Profit Hydrocarbons, such allocation timed to enable the reimbursement to be completed in not more than thirty (30) months from the date of the notice under Article 7.4(C).

(D)
The Non-Consenting Party exercising its option under Article 7.4(C) shall, in accordance with Article 19, be entitled to all Cost Hydrocarbons derived from reimbursements made under Article 7.5(A). Such Non-Consenting Party shall not be entitled to Cost Hydrocarbons associated with payments made under Article 7.5(B), unless the Contract or any Laws / Regulations require otherwise. Each Consenting Party shall have the right to refuse to accept all or any portion of its share of amounts paid under Articles 7.5(A) and 7.5(B). In such case the refused amount shall be distributed to each non-refusing Consenting Party on a pro-rata basis.

7.6	Order of Preference of Operations

(A)
Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation. Such alternative proposal shall contain the information required under Article 7.2(A).

(B)
Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals. Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C)
The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D)
Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.7	Stand-By Costs

(A)
When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)
If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8	Special Considerations Regarding Deepening and Sidetracking

(A)	An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.8 the opportunity to participate in such operation.

(B)
In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2. If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe amounts pursuant to Article 7.5(B), and such Non-Consenting Party’s payment pursuant to Article 7.5(A) shall be such Non-Consenting Party’s Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9	Use of Property

The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

7.10	Lost Production During Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner. Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation. The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest. Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

7.11	deleted

7.12	Conduct of Exclusive Operations

(A)
Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)
The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)
Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D)
Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)
Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5. If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party’s Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well. Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)
If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then Operator may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8
DEFAULT

8.1	Default and Notice

(A) Any Party that fails to:

(1)	pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)	obtain and maintain any Security required of such Party under the Contract or this Agreement;

shall be in default under this Agreement (a "Defaulting Party"). Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the "Default Notice") to the Defaulting Party and each of the non-defaulting Parties.

(B)
For the purposes of this Article 8, "Default Period" means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2	Operating Committee Meetings and Data

(A)	Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)	call or attend Operating Committee or subcommittee meetings;

(2)	vote on any matter coming before the Operating Committee or any subcommittee;

(3)	access any data or information relating to any operations under this Agreement;

(4)	consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5)	Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6)	consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

(7)	receive its Entitlement in accordance with Article 8.4;

(8)	withdraw from this Agreement under Article 13; or

(9)	take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

(B)	Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)
unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2)	any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)
the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4)	the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3	Allocation of Defaulted Accounts

(A)
The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of: (i) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and (ii) if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security. Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-defaulting Party's Participating Interest bears to the Participating Interests of all non-defaulting Parties. For the purposes of this Article 8:

"Amount in Default" means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

"Total Amount in Default" means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B)
If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile or telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A). Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(i) before the Default Period commences and its obligations under Article 8.3(A)(ii) within ten (10) Days following the Default Notice. If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8. The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(C)
If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C), except to the extent Operator would be liable under Article 4.6.

8.4	Remedies

(A)
During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)
If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)
The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the "Reserve Fund") in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

(D)
If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party) shall have the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement and the Contract. Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties. Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(1) shall be in proportion to the Participating Interests of the non-defaulting Parties.

(E)
In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, in the event a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Contract and the Laws / Regulations.

(1)
Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or hereafter acquired, together with all products and proceeds derived from that Participating Interest (collectively, the "Collateral") as security for (i) the payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and (ii) any Security which such Party is required to provide under the Contract.

(2)
Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time thereafter during the Default Period, to foreclose its mortgage and security interest against its prorata share of the Collateral by any means permitted under the Contract and the Laws / Regulations and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws / Regulations, and subject to the provisions of Article 12.  Except as may be prohibited by the Contract or the Laws / Regulations, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4.  Any deficiency in the amounts received by the foreclosing party shall remain a debt due by the Defaulting Party, but amounts received in excess of the amounts due by the Defaulting Party are payable to the Defaulting Party. The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them. Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

(3)
Each Party agrees to execute such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4(E).

(F)
For purposes of Articles 8.4(D) and 8.4(E), the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it. Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(G)
The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(H)
The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion. In addition to the rights of CRC under this Clause, CRC shall also have the rights contained in the Dilution and Carried Interest Agreement.

8.5	Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6	No Right of Set Off

Subject only to the terms and conditions of the Dilution and Carried Interest Agreement, each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9
DISPOSITION OF PRODUCTION

9.1	Right and Obligation to Take in Kind

Subject always to the provisions of the Dilution and Carried Interest Agreement and Section VI of the Contract, and except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2	Disposition of Crude Oil

If Crude Oil is to be produced from an Exploitation Area, the Operator shall in good faith on behalf of the Parties, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract. The lifting procedure shall contain all such terms as may be agreed by the Operating Committee, consistent with the Development Plan and subject to the terms of the Contract. The Government Oil & Gas Company may, if necessary and practicable, also be party to the lifting agreement; if the Government Oil & Gas Company is a party to the lifting agreement, then the Operator shall endeavor to obtain its agreement to the principles set forth in this Article 9.2. If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the terms set forth in the Indo-Pacific’s Camar Marine Terminal Offtake (Lifting) Procedure until a lifting agreement is executed by the Parties.

9.3	Disposition of Natural Gas

The Parties recognize that Natural Gas has been discovered and that they shall enter into special arrangements for the disposal of the Natural Gas which are consistent with the Development Plan and subject to the terms of the Contract.

9.4	deleted

ARTICLE 10
ABANDONMENT

10.1	Abandonment of Wells Drilled as Joint Operations

(A)	A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B)
Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)
If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws / Regulations, any Party voting against such decision may propose (within the time periods allowed by Article 5.13(A)) to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

(D)
Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with the Laws / Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

10.2	Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

10.3	Abandonment Security

If under the Contract or the Laws / Regulations, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall negotiate a security agreement, which shall be completed and executed by all Parties participating in such Development Plan prior to application for an Exploitation Area. The security agreement shall incorporate the following principles:

(A)
a Security shall be provided by each such Party for each Calendar Year commencing with the Calendar Year in which the Discounted Net Value equals seventy-five percent (75%) of the Discounted Net Cost; and

(B)
the amount of the Security required to be provided by each such Party in any Calendar Year (including any security previously provided which will still be current throughout such Calendar Year) shall be equal to the amount by which seventy-five percent (75%) of the Discounted Net Cost exceeds the Discounted Net Value.

"Discounted Net Cost" means that portion of each Party’s anticipated before tax cost of ceasing operations in accordance with the Laws / Regulations which remains after deduction of salvage value. Such portion should be calculated at the anticipated time of ceasing operations and discounted at the Discount Rate to December 31 of the Calendar Year in question.

"Discounted Net Value" means the value of each Party’s estimated Entitlement which remains after payment of estimated liabilities and expenses required to win, save and transport such production to the delivery point and after deduction of estimated applicable taxes, royalties, imposts and levies on such production. Such Entitlement shall be calculated using estimated market prices and including taxes on income, discounted at the Discount Rate to December 31 of the Calendar Year in question. No account shall be taken of tax allowances expected to be available in respect of the costs of ceasing operations.

"Discount Rate" means the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits applicable to the date falling thirty (30) Business Days prior to the start of a Calendar Year as published in London by the Financial Times or if not published then by The Wall Street Journal.

ARTICLE 11
SURRENDER, EXTENSIONS AND RENEWALS

11.1	Surrender

(A)
If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract. If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(B)	A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2	Extension of the Term

(A)
A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be presented to the Parties for consideration. A Party shall not permit any of its Affiliates to enter into or extend the term of any Exploration or Exploration Period or any phase of the Contract.

(B)
Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, provided that the other Parties' Participating Interests shall continue to apply. If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13. If the Contract terminates, no Party or its Affiliates shall apply for a new contract in respect of the same area or any portion thereof without offering to the other Parties the right to participate with a Participating Interest on the same terms as in this Agreement at the time of termination of the Contract.

ARTICLE 12
TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

12.1	Obligations

(A) Subject to the requirements of the Contract,

(i)	any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

(ii)	a Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled. Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party's obligations under this Article.

(B) For purposes of this Agreement:

"Cash Transfer" means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

"Cash Value" means the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

"Change in Control" means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees. CRC hereby represents and warrants that it is Controlled by Medco International Ventures Limited.

"Encumbrance" means a mortgage, lien, pledge, charge or other encumbrance. "Encumber" and other derivatives shall be construed accordingly.

"Transfer" means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

12.2.	Transfer

(A)
Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent (5%) or any interest other than a Participating Interest in the Contract and this Agreement.

(B)
Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest. In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed in accordance with Article 4.11. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate's performance of its obligations.

(C)
Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer. Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer and shall also include costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D)
A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1)
it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)
except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and this Agreement and ( in the case of the Operator’s transfer only) its technical capability to contribute to the planning and conduct of Joint Operations.

No consent shall be required under this Article 12.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)
Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a "Lien Holder") for the purpose of security relating to finance, provided that:

(1)	such Party shall remain liable for all obligations relating to such interest;

(2)	the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

(3)	such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

(F)
Any Transfer of all or a portion of a Party's Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance as provided in Article 12.2(E), shall be subject to the following procedure.

(1)
Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest (and, if applicable, the determination of the Cash Value of the Participating Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 12.2(F)(3) if, within thirty (30) Days of the transferor's notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.2(F)(3) and 12.2(F)(4), where applicable). If no Party delivers such counter-notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals. No Party shall have a right under this Article 12.2(F) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are included in the Transfer.

(2)
If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)
In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Participating Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee. In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Participating Interest on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Participating Interest for cash. In the case of a package sale, no Party may acquire the Participating Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee. If for any reason the package sale terminates without completion, the other Parties' rights to acquire the Participating Interest subject to the proposed package sale shall also terminate.

(4)
For purposes of Article 12.2(F)(3), the Cash Value proposed by the transferor in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the transferor with a copy to the other Parties within ten (10) Days of receipt of the transferor's notice stating that it does not agree with the transferor's statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the transferor and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) Day period, either the transferor or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)
If the determination of the Cash Value is referred to an independent expert and the value submitted by the transferor is no more than five percent (5%) above the Cash Value determined by the independent expert, the transferor's value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert. If the value submitted by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert's value shall be used for the Cash Value and the transferor shall pay all costs of the expert. Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)
Once the Cash Value is determined under Article 12.2(F)(5), Operator shall provide notice of such Cash Value to all Parties and the transferor shall be obligated to sell and the Parties which provided notice of their intention to purchase the transferor's Participating Interest pursuant to Article 12.2(F)(1) shall be obligated to buy the Participating Interest at said value.

12.3	Change in Control

(A)
A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

(B)
A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement. Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

(C)
Any Change in Control of a Party, other than one which results in ongoing Control by an Affiliate, shall be subject to the following procedure. For purposes of this Article 12.3, the term “acquired Party” shall refer to the Party that is subject to a Change in Control and the term “acquiror” shall refer to the Party or third party proposing to acquire Control in a Change in Control.

(1)
Once the final terms and conditions of a Change in Control have been fully negotiated, the acquired Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Party's Participating Interest and the determination of the Cash Value of that Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the acquired Party's Participating Interest on the terms and conditions described in Article 12.3(C)(3) if, within thirty (30) Days of the acquired Party's notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.3(C)(3) and 12.3(C)(4), where applicable). If no Party delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the acquiror than those set forth in the notice to the Parties, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals. No Party shall have a right under this Article 12.3(C) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are subject to the Change in Control.

(2)
If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of that Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)
The acquired Party shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Change in Control, and each other Party shall have a right to acquire such Participating Interest for the Cash Value, on the final terms and conditions negotiated with the proposed acquiror that are relevant to the acquisition of a Participating Interest for cash. No Party may acquire the acquired Party's Participating Interest pursuant to this Article 12.3(C) unless and until completion of the Change in Control. If for any reason the Change in Control agreement terminates without completion, the other Parties' rights to acquire the Participating Interest subject to the proposed Change in Control shall also terminate.

(4)
For purposes of Article 12.3(C)(3), the Cash Value proposed by the acquired Party in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the acquired Party with a copy to the other Parties within ten (10) Days of receipt of the acquired Party's notice stating that it does not agree with the acquired Party's statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the acquired Party and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) Day period, either the acquired Party or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)
If the determination of Cash Value is referred to an independent expert, and the value submitted by the acquired Party is no more than five percent (5%) above the Cash Value determined by the independent expert, the acquired Party's value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert. If the value submitted by the acquired Party is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert's value shall be used for the Cash Value and the acquired Party shall pay all costs of the expert. Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)
Once the Cash Value is determined under Article 12.3(C)(4), Operator shall provide notice of such Cash Value to all Parties and the acquired Party shall be obligated to sell and the Parties which provided notice of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) shall be obligated to buy the Participating Interest at said value.

ARTICLE 13
WITHDRAWAL FROM AGREEMENT

13.1	Right of Withdrawal

(A)
Subject to the provisions of this Article 13, the Dilution and Carried Interest Agreement and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B)
The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2	Partial or Complete Withdrawal

(A)
Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B)
Any Party withdrawing under Article 11.2 or under this Article 13 shall withdraw from the entirety of the Contract Area, including all Exploitation Areas and all Discoveries made prior to such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to Cost Hydrocarbons and Profit Hydrocarbons generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

13.3	Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4	Obligations and Liabilities of a Withdrawing Party

(A)	A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)
costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) or AFE prior to such Party’s notification of withdrawal, regardless of when they are incurred;

(2)
any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

(3)	expenditures described in Articles 4.2(B)(13) and 13.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(4)
all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5)	in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract. Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

(B)
Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or Article 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote pursuant to Article 11.2.

13.5	Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6	Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7	Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8	Security

A Party withdrawing from this Agreement and the Contract pursuant to this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 13.4, but which become due after its withdrawal, including Security to cover the costs of an abandonment, if applicable.

13.9	Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 14
RELATIONSHIP OF PARTIES AND TAX

14.1	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2	Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

ARTICLE 15
VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1	Venture Information

(A)
Except as otherwise provided in this Article 15 or in Articles 4.4 and 8.4(A), each Party will be entitled to receive all Venture Information related to operations in which such party is a participant. "Venture Information" means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract. Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include, the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

(B)
Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15.

(C)
The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee. The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

(D)
All Venture Information received by a Party under this Agreement is received on an "as is" basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2	Confidentiality

(A)
Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of seven (7) years thereafter to any person or entity not a Party to this Agreement, except:

(1)	to an Affiliate pursuant to Article 15.1(B);

(2)	to a governmental agency or other entity when required by the Contract;

(3)
to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)	to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(5)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)
to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(7)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)
to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

(9)
to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10)	any information which, through no fault of a Party, becomes a part of the public domain.

(B)
Disclosure as pursuant to Articles 15.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least seven (7) years and to use the information for the sole purpose described in Articles 15.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

15.3	Intellectual Property

(A)
Subject to Articles 15.3(C) and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property. Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party. Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the costs thereof shall be for the Joint Account. Upon unanimous consent of the Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

(B)
Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

(C)
If in the course of carrying out activities charged to the Joint Account, a Party or an Affiliate of a Party makes or conceives any inventions, discoveries, or improvements which primarily relate to or are primarily based on the proprietary technology of such Party or its Affiliates, then all intellectual property rights to such inventions, discoveries, or improvements shall vest exclusively in such Party and each other Party shall have a perpetual, royalty-free, irrevocable license to use such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D)
Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4	Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any disputes in relation thereto shall be resolved in accordance with Article 18.2.

15.5	Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16
FORCE MAJEURE

16.1	Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

16.2	Definition of Force Majeure

For the purposes of this Agreement, "Force Majeure" shall have the same meaning as is set out in the Contract.

ARTICLE 17
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. "Received" for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 17. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

To IPR:	Indo-Pacific Resources (Java) Ltd.		To CRC:	Camar Resources Canada Inc.
	World Trade Centre 14th Floor			Graha Niaga 16th floor
	J1 Jend Surdirman Kav. 29-31			J Jend Surdirman Kav. 58
	Jakarta 12920			Jakarta 12190
	Republic of Indonesia			Republic of Indonesia
	Attention:	James B. Wensveen		Attention:	Patrick Molliere
or David Nunn
	Fax:	62-21-521-1709		Fax:	+62-21-250 5536

ARTICLE 18
APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1	Applicable Law

This Agreement shall, in all respects, be governed by, subject to and be interpreted and construed in accordance with the laws in effect within the Province of Alberta, Canada excluding any conflict of laws principles or rules embodied therein. Each Party hereby expressly attorns to the jurisdiction of the courts of the Province of Alberta, Canada and all courts of appeal therein or therefrom, and hereby waives any claim or defence of inconvenient forum or the benefit of any other principles of conflicts of laws.

18.2	Dispute Resolution

(A)
Notification. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute ("Notice of Dispute"). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 18.

(B)
Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A "Senior Executive" means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

(C)	deleted

(D)
Arbitration. Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Article 18.2(B) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1)	Rules. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) (as then in effect) (the "Rules"):

(2)
Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 18.2(D), the filing of the arbitration means the date on which the claimant's request for arbitration is received by the last of the other parties to the Dispute.

(3)
Method of Appointment of the Arbitrators. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after the filing of the arbitration, then the ICC shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICC shall appoint the remainder of the three arbitrators not yet appointed.

If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then ICC shall appoint the remainder of the three arbitrators not yet appointed.

(4)
Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(5)	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Calgary, Alberta, Canada.

(6)	Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(7)	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8)	Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 17.

(9)
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable. Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(10)
Interim Measures. Notwithstanding any requirements for alternative dispute resolution procedures as set forth in Article 18(B) any party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(11)
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12)
Interest. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

(14)	Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(15)
Exemplary Damages. The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(16)
Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(E)
Confidentiality. All negotiations, mediation, and arbitration determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, determination or award.

18.4 Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

ARTICLE 19
ALLOCATION OF COST & PROFIT HYDROCARBONS

19.1	Allocation of Total Production

(A)
The total quantity of Hydrocarbons produced and measured at the delivery point (as determined in accordance with Article 9) from each Exploitation Area and to which the Parties are collectively entitled under the Contract shall be composed of Cost Hydrocarbons and Profit Hydrocarbons in accordance with the provisions of the Contract.

(B)
Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons and Profit Hydrocarbons during each Calendar Quarter among the individual operations based upon the following principles.

(1)
Cost Hydrocarbons and Profit Hydrocarbons shall first be allocated to Joint Operations based on the principle that Joint Operations shall not be enhanced or impaired in any way by the execution of any Exclusive Operations. Any remaining Cost Hydrocarbons and Profit Hydrocarbons shall be allocated to Exclusive Operations based on the principle that an earlier executed Exclusive Operation shall not be enhanced or impaired in any way by the subsequent execution of another Exclusive Operation.

(2)	All allocations made pursuant to this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2	Allocation of Hydrocarbons to Parties

(A)
Cost Hydrocarbons and Profit Hydrocarbons allocated to Joint Operations or Exclusive Operations pursuant to Article 19.1 shall, subject always to the provisions of the Dilution and Carried Interest Agreement, be allocated to the Parties in proportion to their respective Participating Interests in such operations.

(B)
Notwithstanding anything to the contrary contained in this Article 19, and to the extent allowed under the Contract, Cost Hydrocarbons which are not specifically attributable to an operation, if any, shall be allocated to the Parties in proportion to their respective participation in the operations which underlie any such Cost Hydrocarbons, provided, however, that the rights of a Party to Cost Hydrocarbons or Profit Hydrocarbons from an operation to which it is a participant shall not be impaired by the rights of any other Party to recover Cost Hydrocarbons which are not specifically attributable to an operation.

19.3	Use of Estimates

Initial distribution of Hydrocarbons pursuant to this Article 19 shall be based upon estimates furnished by Operator pursuant to Article 9, with adjustments for actual figures to be made in kind within forty-five (45) Days after the end of the Calendar Quarter and at any later date when adjustments must be made with the Government under the Contract.

19.4	Principles

If no allocation procedure is approved by the Operating Committee in accordance with Article 19.1, the Parties shall nonetheless be bound by the principles set forth in this Article 19 with regard to the allocation of Cost Hydrocarbons and Profit Hydrocarbons.

ARTICLE 20
GENERAL PROVISIONS

20.1	Conduct of the Parties

(A)
Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of the Republic of Indonesia; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries. Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement.

(B)
Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it. Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

20.2	Conflicts of Interest

(A)
Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B)
The provisions of the preceding paragraph shall not apply to: (1) Operator’s performance which is in accordance with the local preference laws or policies of the Government; or (2) Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

(C)
Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

20.3	Public Announcements

(A)
Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties which are not Affiliates of Operator holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)
If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

20.4	Successors and Assigns

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

20.5	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.6	No Third Party Beneficiaries

Except as provided under Article 4.6 (B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

20.7	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9	Modifications

Except as is provided in Articles 11.2(B) and 20.8, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

20.10	Interpretation

(A)
Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(C)	Gender. Reference to any gender includes a reference to all other genders.

(D)	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)
Include. "include" and "including" shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

20.11	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

20.12	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

CAMAR RESOURCES CANADA INC.

By:   /s/Patrick Molliere

Patrick Molliere
(Print or type name)
Title: Asst. to CEO
Date: Nov. 26, 2004

INDO-PACIFIC RESOURCES (JAVA) LTD.

By:  /s/ David Nunn

David Nunn
(Print or type name)
Title: President
Date: Nov. 26, 2004

EXHIBIT "A" - ACCOUNTING PROCEDURE

EXHIBIT "B" - EMPLOYEES

EXHIBIT C - DECISIONS REQUIRING SPECIAL MAJORITIES

(A)
All decisions, approvals and other actions for which column (A) below is checked shall require the affirmative vote of one or more Party which are not Affiliates representing at least Ninety-Five percent ( 95%) of the Participating Interests, or two or more Parties which are not Affiliates representing at least Seventy-Five percent ( 75%) of the Participating Interests.

(B)
All decisions, approvals and other actions for which column (B) below is checked shall require the affirmative vote of one or more Party which are not Affiliates representing at least Fifty-One percent (51%) of the Participating Interests.

	Matter	(A)	(B)
(1)	Minimum Work Programs and Budgets for BP Migas	X
(2)	All other Work Programs and Budgets	X
(3)	Drilling, Recompleting or Reworking Exploration Wells.		X
(4)	Deepening, Testing, Sidetracking or Plugging Back		X
(5)	Development Plans.		X
(6)	Production programs and Normal Operations.		X
(7)	Completion of a well.		X
(8)	Plugging and abandoning a well.		X
(9)	Acquisition of G & G Data.		X
(10)	Construction of processing, treatment, compression, gathering, transportation and other downstream facilities.		X
(11)	Contract awards over $500,000 (see Article 6.6)	X
(12)	Determination that a Discovery is a Commercial Discovery.		X
(13)	Unitization under the terms of the Contract with an adjoining contract area.		X
(14)	Management of an interest bearing account for Joint Account monies.	X
(15)	Policy for distributions from Joint Account	X
(16)	Acquisition and development of Venture Information under terms other than as specified in Article 15.		X
(17)	Remedial Activities		X
(18)	Appointment of Enterprise Trading Limited or any affiliate thereof as Operator	X
(18)	All other matters within the Operating Committee’s authority.		X